Exhibit (e)(1)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS A
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Long Short Fund

Date: February 28, 2026